EXHIBIT 10.23

                      FORM OF EMPLOYEE RETENTION AGREEMENT



         This Retention Agreement (this "Agreement") is made and entered into by and between PACE Health Management Systems, Inc., an Iowa corporation (the "Company"), with its principal offices at 1025 Ashworth Drive, West Des Moines, Iowa 50265 and INSERT NAME (the "Employee"), residing in Des Moines, Iowa.

         WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to the Employee upon the Employee's separation from employment with the Company under any of the circumstances described herein and upon the occurrence of certain other events; and

         WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interest of the Company to provide stable conditions of employment for the Employee notwithstanding the possibility, threat, or occurrence of certain types of changes in control or other events, thereby enhancing the Company's ability to attract and retain highly qualified people;

         NOW, THEREFORE, in consideration of the mutual covenants, promises, payments, and undertakings of the parties hereto, the parties agree as follows:

         1. Effect of Agreement; Term. The Employee shall be employed on an at-will basis. This Agreement is not, and shall not be construed as, an employment contract affecting in any way the duration of the Employee's employment or any terms and conditions thereof except those set forth herein. Except as set forth herein, the Employee or the Company may terminate their employment relationship at any time, for any reason, or for no reason.

                  This Agreement will commence on the date hereof and shall continue in effect until the earlier of June 30, 1998, termination of Employee's employment for any reason, or a Change in Control (as defined in Section 2.1 hereof).

         2. Definitions. When the following terms are used in this Agreement with initial capital letters, they shall have the following meanings.

         2.1. A "Change in Control" shall mean any of the following: (a) a sale of all or substantially all of the assets of the Company; (b) any person or group of persons acting in concert, except a Permitted Shareholder as hereinafter defined, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the combined voting power of the Company's then outstanding securities; (c) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's outstanding capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which Company shareholders immediately prior to the consolidation or merger have the same proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger;
         (d) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (e) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company. A "Permitted Shareholder" means John G. Pappajohn, Simon Cassidy, IAI Investment Funds,

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         FBL Investment Advisory Services, Inc. (or any shareholder for which
         FBL makes investment decisions), Edgewater Private Equity Fund, L.P., and any person who is an officer or director of the Company on the date hereof, and any affiliate of any of the foregoing.

         2.2. "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of the Employee's employment by the Company for Cause (as defined in Section 2.3 hereof), due to the Employee's Disability (as defined in Section 2.6 hereof), or due to the Employee's death: (a) the assignment to the Employee of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by the Employee on the date of this Agreement or the failure to pay such base salary within three business days of the date due; (b) a reduction by the Company in Employee's base salary as in effect on the date of this Agreement; (c) the Company's requiring Employee to be based at a location that is in excess of 30 miles from the location of Employee's principal office on the date of this Agreement; (d) the failure by the Company to provide employee benefit plans, programs, policies and practices (including, without limitation, retirement plans and medical, dental, life and disability insurance coverage) to Employee and Employee's family and dependents (if applicable) that provide substantially similar benefits, in terms of aggregate monetary value, to Employee and Employee's family and dependents (if applicable) at substantially similar costs to Employee as the benefits provided by those plans, programs, policies and practices in effect on the date of this Agreement.

         2.3. "Cause" shall mean: (a) repeated neglect by the Employee of any of Employee's duties or Employee's repeated failures or omissions to carry out lawful and reasonable orders which, in the reasonable judgment of the Company, are willful and deliberate and which are not cured within a reasonable period after the Employee's receipt of written notice thereof from the Company, (b) any act or acts of personal dishonesty by the Employee intended to result in the personal enrichment of the Employee at the expense of the Company, (c) any willful and deliberate misconduct that is materially and demonstrably injurious to the Company, or (d) any criminal indictment, presentment, charge or conviction (including a plea of guilty or no contest) of Employee for a felony, whether or not the Company is the victim of such offense.

         2.4. "Notice of Termination" shall mean a written notice which sets forth the date of termination of employment and, in reasonable detail, the facts and circumstances claimed to provide a basis, if any, for termination of Employee's employment.

         2.5. "Disability" shall mean any physical or mental condition, which causes the Employee to fail to render services to the Company for a period of ninety (90) days during any one hundred eighty (180) day period. The existence or nonexistence of the Employee's Disability will be determined in good faith by the Board of Directors after notice in writing given to the Employee at least thirty (30) days prior to such determination. During such thirty (30) day period, the Employee shall be permitted to make a presentation to the Board of Directors for its consideration.

         3. Termination Procedures. Any purported termination of Employee's employment by the Company or Employee (other than by reason of Employee's death) during the term of this Agreement shall be communicated by a Notice of Termination in accordance with Section 8 hereof. No purported termination by the Company of Employee's employment during the term of this Agreement shall be

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effective if it is not pursuant to a Notice of Termination. Failure by Employee to provide Notice of Termination shall not limit any of Employee's rights under this Agreement except to the extent the Company can demonstrate that it suffered actual damages by reason of such failure.

         4. Qualification for Benefits. Employee shall be eligible for payments pursuant to the terms of this Agreement at the occurrence of the earliest of (a) June 30, 1998 if Employee is employed by the Company on such date, (b) the date of a Change in Control if Employee is employed by the Company on such date, (c) termination of employment by the Company for any reason other than Cause, or (d) termination of employment by Employee for Good Reason; provided, however, that Employee shall not receive any payments or benefits under this Agreement unless and until Employee executes an effective general release of all claims against the Company and its affiliates in the form and manner prescribed by the Company; and provided further, that failure to execute such a general release within one month of Employee's date of termination of employment shall result in the loss of any rights to receive payments or benefits under this Agreement. Notwithstanding the foregoing, no severance benefits become payable pursuant to this Agreement in the event of termination of employment upon Employee's death or Disability.

         5. Benefits. Within 30 days following qualification for benefits pursuant to Section 4 hereof, the Company shall pay to the Employee, out of funds deposited in a trust fund at Firstar Bank Iowa, N.A., a lump sum cash amount equal to _________________ ________________________________. Such payment shall be subject to any applicable payroll or other taxes required by law to be withheld and shall be distributed by the Company or a payroll service designated by the Company. In the event that qualification for benefits pursuant to Section 4 hereof is in connection with a termination of employment, such payment shall be in lieu of any other severance program then in place with respect to the Company; PROVIDED, HOWEVER, that if the time of such termination of employment Employee would be entitled to a greater payment pursuant to any severance program then applicable and for which Employee qualifies for payment, Employee may elect to receive payments under such severance program in lieu of payments pursuant to this Agreement.

         6. 280G Limitation. In the event that any payment or benefit received or to be received by Employee in connection with a change in control of the Company or termination of Employee's employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a change in control of the Company or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company or with any person whose actions result in a change in control of the Company) (collectively, the "Total Payments") would not be deductible (in whole or in part) by the Company or such other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the amount payable to Employee pursuant to Section 5 hereof shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amount payable to Employee pursuant to Section 5 is reduced to zero. For purposes of this limitation, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (such as payments payable pursuant to the Company's standard or general severance policies); (b) the payment pursuant to Section 5 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause
(a)) in their entirety constitute reasonable compensation within the meaning of
Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (a); and (c) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In case of uncertainty as to whether all or some portion of a payment is or is not payable to Employee under this Agreement, the Company shall

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initially make the payment to the Employee, and Employee agrees to refund to the
Company any amounts ultimately determined not to have been payable under the terms hereof.

         7. Amendment of Stock Options. Notwithstanding any provision of any existing stock option agreement between the Company and the Employee, in the event the Employee becomes entitled to receive a payment under Section 4 of this Agreement, any stock options vested as of the date of such entitlement shall terminate on the later of (a) two (2) years from the date of such entitlement or
(b) the date specified in the stock option agreement. This Section shall not affect the vesting, manner of exercise or any provision of such options other than the termination date.

         8. Successors.

                  (A) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (B) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to Employee's devisee, legatee or other designee or, if there is no such designee, to Employee's estate or, if no estate, in accordance with applicable law.

         9. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when actually delivered or when mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

                  If to the Company, to:

                  PACE Health Management Systems, Inc.
                  1025 Ashworth Drive, Suite 200
                  West Des Moines, Iowa 50265
                  ATTENTION: Roger D. Huseman or Mark J. Emkjer

                  If to Employee, to:

                  INSERT NAME
                  STREET
                  CITY, STATE  ZIP
                  PHONE

                  Either party to this Agreement may change its address for purposes of this Section 8 by giving 15 days' prior notice to the other party hereto.

         10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Iowa.

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         11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement by their signatures below.


                                 PACE HEALTH MANAGEMENT SYSTEMS, INC.

                                 By
                                    ---------------------------------------
                                 Carl S. Witonsky, Chairman of the Board


                                 EMPLOYEE NAME

                                 ------------------------------------------
                                 Signed